                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                         ______________________________

                                    FORM 8-K

                                Current Report
                    Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934



Date of Report: December 7, 1998



MECH Financial, Inc.
Exact name of registrant as specified in its charter

State of Connecticut             000-23557         06-1500984
---------------------------------------------------------------
State or other jurisdiction      Commission File   IRS Employer
of Incorporation                 Number            Identification No.




100 Pearl Street
Hartford, CT                                       06103
--------------------------------------------------------
Address of principal executive offices        (Zip Code)


Registrant's phone number:  (860) 293-4000

                                    ITEM 5.
                                 OTHER EVENTS

HARTFORD, CT,  DECEMBER 7, 1998.   Mechanics Savings Bank, a subsidiary of MECH
Financial, Inc. (NASDAQ: MECH), announced plans to form a passive investment company called Mechanics Mortgage Company, to take advantage of recent changes in the Connecticut tax statutes. Connecticut enacted a law which, effective January 1, 1999, allows state-chartered banks and thrifts to transfer mortgages into passive investment subsidiaries. Income of the subsidiaries and its dividends to the parent are exempt from the Connecticut Corporation Business Tax.

During the first nine months of 1998, Mechanics Savings Bank reported an expense of $1,069,000 in state income taxes. Had this new legislation been in effect for 1998, Mechanics would have recognized net income of $8,072,000, a $727,000 or 9.9 percent increase over reported earnings of $7,345,000. Basic earnings per share would have improved $0.14 per share, from $1.41 per share to $1.55 per share. Mechanics anticipates realizing similar benefits in future years because of this reduction in taxes.

Because the Bank will have reduced income for Connecticut tax purposes, Mechanics established a valuation allowance against its remaining state deferred tax asset of approximately $1,250,000. This reduction to income will be recorded during the fourth quarter of 1998.

Mechanics Savings Bank is a Connecticut chartered savings bank with total assets of $960 million as of September 30, 1998.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   MECH Financial, Inc.
                                   --------------------
                                   Registrant


Date:  December 7, 1998            By: /s/ Thomas M. Wood
       ----------------               -------------------
                                       Thomas M. Wood, Executive Vice President
                                       and Treasurer